Exhibit 5.2

[Letterhead of Maples and Calder]

to the Addressees named in the First Schedule

30 September 2011

Dear Sirs

XL Group Ltd.

We have acted as counsel as to Cayman Islands law to XL Group Ltd., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), and XL Group Public Limited Company, an Irish public limited company (the “Guarantor”), in connection with the offering of the Company’s U.S.$400,000,000 5.75% Senior Notes due 2021 (the “Notes”), the payment of principal, premium, if any, and interest on which is fully and unconditionally guaranteed (the “Guarantee” and, together with the Notes, the “Securities”) by the Guarantor, to be issued under an indenture dated as of 30 September, 2011 (the “Base Indenture”) and a supplemental indenture dated as of 30 September, 2011 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), each among the Company, the Guarantor and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The prospectus dated 27 September, 2011 together with the preliminary prospectus supplement relating to the Securities dated 27 September, 2011 is herein called the “Pricing Prospectus” and the prospectus dated 27 September, 2011 together with the prospectus supplement relating to the Securities dated 27 September, 2011 is herein called the “Final Prospectus”.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The Certificate of Incorporation of the Company dated 16 March 1998 and the Certificates of Incorporation on Change of Name of the Company dated 7 August 1998, 30 April 2010 and 1 July 2010.

1.2	The amended and restated memorandum and articles of association of the Company as registered or adopted pursuant to special resolution dated 19 November 2010 (the “Memorandum and Articles”).

1.3

The minutes (the “Board Minutes”) of a meeting (the “Board Meeting”) of the board of directors of the Company held on 5 May 2011, the minutes (the “SFC Minutes”, and together with the Board Minutes, the “Minutes”) of a meeting (the “SFC Meeting”, and together with the Board Meeting, the “Meeting”) of a committee of the board of directors of the Company dated 28 June

2011, and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.4	A certificate of good standing issued by the Registrar of Companies dated 29 September 2011(the “Certificate of Good Standing”).

1.5	A certificate from a director of the Company a copy of which is annexed hereto (the “Director’s Certificate”).

1.6	The Pricing Prospectus and the Final Prospectus.

1.7	The transaction documents listed in the Second Schedule (the “Transaction Documents”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1

The Transaction Documents and the Notes have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2	Where we have been provided with successive drafts of a Transaction Document marked to show changes to a previous draft, all such changes have been accurately marked.

2.3

Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.4	All signatures, initials and seals are genuine.

2.5

The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Documents.

2.6	The Notes will be issued and authenticated in accordance with the provisions of Indenture.

2.7

No monies paid to or for the account of any party under the Transaction Documents represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Law 2008, and the Terrorism Law (2009 Revision), respectively).

2.8	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Notes.

2.9

There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2

The Company has all the requisite power and authority under the Memorandum and Articles to enter into, execute and perform its obligations under the Transaction Documents and the Notes, including the issue and offer of the Notes pursuant to the Transaction Documents.

3.3

The execution and delivery of the Transaction Documents do not, and the issue and offer of the Notes by the Company and the performance of its obligations thereunder will not, conflict with or result in a breach of any of the terms or provisions of the Memorandum and Articles or any law, public rule, decree or regulation applicable to the Company currently in force in the Cayman Islands.

3.4

The execution, delivery and performance of the Transaction Documents have been duly authorised by and on behalf of the Company and the Transaction Documents have been duly executed and delivered on behalf of the Company.

3.5

The Notes have been duly authorised by the Company and when the Notes are signed in facsimile or manually by a director on behalf of the Company and, if appropriate, authenticated in the manner set forth in the indenture and delivered against due payment therefore will be duly executed, issued and delivered.

3.6

The Company is not entitled to any immunity under the laws of the Cayman Islands whether characterised as sovereign immunity or otherwise for any legal proceedings in the Cayman Islands to enforce or to collect upon the Transaction Documents or the Notes.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2

We are not qualified to opine as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Transaction Documents or the Notes.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K that will be incorporated by reference into the registration statement on Form S-3 (No. 333-155777). In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

We express no view as to the commercial terms of the Transaction Documents or the Notes or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

This opinion letter is to be construed restrictively. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Transaction Documents and express no opinion or observation upon the terms of any such document. This opinion letter may be relied upon by Cleary Gottlieb Steen & Hamilton LLP for the purposes solely of any legal opinion that they may be required to give with respect to the transactions contemplated by the Transaction Documents.

Yours faithfully

/S/ MAPLES AND CALDER

Maples and Calder

First Schedule

Addressees

1	XL Group plc
1 Hatch Street Upper
4th Floor, Dublin 2
Ireland

2	XL Group Ltd.
1 Hatch Street Upper
4th Floor, Dublin 2
Ireland

Second Schedule

Transaction Documents

1

Underwriting Agreement dated 27 September 2011 among the Company, the Guarantor and Wells Fargo Securities, LLC and Morgan Stanley & Co. LLC, as representatives of the several underwriters named in Schedule I thereto (the “Underwriting Agreement”).

2	The Base Indenture (including the Guarantee) and the Supplemental Indenture.

3	The global certificate evidencing the Notes executed by the Company and authenticated by the Trustee.